                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             Hunt Manufacturing Co.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             Hunt Manufacturing Co.
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                     LOGO

                            HUNT MANUFACTURING CO.
                                    ------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be Held on April 16, 1997
                                    ------

To Our Shareholders:

   The Annual Meeting of Shareholders of Hunt Manufacturing Co. will be held at 10:00 o'clock a.m. on April 16, 1997, in the Ballroom at the Ritz-Carlton Hotel, 17th and Chestnut Streets at Liberty Place, Philadelphia,
Pennsylvania, for the following purposes:

       1. To elect three directors to serve for a three-year term;

       2. To vote on a proposal to approve amendment of the Company's 1993 Stock Option and Stock Grant Plan, including an increase of 1,750,000 in the number of shares authorized for issuance under the Plan;

       3. To vote on a proposal to ratify the appointment of independent accountants; and

       4. To transact such other business as may properly come before the meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on February 14, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

   All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.
                                 By order of the Board of Directors,



                                 WILLIAM E. CHANDLER, Secretary


March 3, 1997

                            HUNT MANUFACTURING CO.
                             One Commerce Square
                              2005 Market Street
                            Philadelphia, PA 19103
                                    ------
                               PROXY STATEMENT
                                    ------


   This proxy statement, which is being sent to shareholders on or about March 7, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors of Hunt Manufacturing Co. (the "Company") for use at the forthcoming Annual Meeting of Shareholders (the "Meeting") to be held on April 16, 1997, and at any adjournments thereof.

   At the close of business on February 14, 1997, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were outstanding an aggregate of 10,996,454 of the Company's Common Shares. Pursuant to the Company's 1990 shareholders' Rights Agreement, rights to purchase securities of the Company under certain circumstances are deemed to be attached to outstanding Common Shares.

VOTING AND REVOCABILITY OF PROXIES

   Each Common Share outstanding on the record date is entitled to one vote on all matters to come before the Meeting, except that shareholders have the right to cumulate their votes in the election of directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and how many votes you wish to cast for each nominee.

   In the election of directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the votes cast at the meeting is required for approval of Proposals 2 and 3, assuming a quorum is present with respect to such matter, and further assuming, with respect to Proposal 2, that the total vote cast represents a majority of the outstanding Common Shares entitled to vote at the Meeting. Abstentions (except with respect to Proposal 2) or the specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

   Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the three nominees for director, as provided under "Election of Directors" below (in equal amounts or cumulatively, as the persons voting the proxies may determine); FOR amendment of the 1993 Stock Option and Stock Grant Plan; FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the 1997 fiscal year; and, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments.

                           1. ELECTION OF DIRECTORS

   The Restated Articles of Incorporation and By-laws of the Company provide that the number of directors shall be eleven, to be divided into three classes as nearly equal in number as possible. The Board of Directors has nominated, and recommends the election of, the following three persons to serve as directors of the Company until the 2000 Annual Meeting or until their successors are elected and have qualified:

    Jack Farber                                        Gordon A. MacInnes
                              Donald L. Thompson

   All the nominees are presently serving as directors of the Company, having previously been elected by the shareholders of the Company except for Mr. Thompson, who was elected a director by the Board in 1996. Although the Board of Directors has no reason to believe any of the nominees will be unable to serve, if such should occur, your proxy will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, your proxy will not be voted for the election of more than three directors. Two vacancies currently exist on the Board of Directors (in the class of 1999). The Board may consider appointing directors to fill these vacancies at a later date.

   The following table sets forth, as of February 1, 1997, certain information with respect to each nominee for election as a director and each director whose term of office will continue after the Meeting:

                                                                            Present
                        Name, Age and                          Director      Term
                        Occupation(1)                            Since      Expires
                        --------------                          -------     -------
Jack Farber, 63                                                  1970        1997
 Chairman of the Board and President of CSS Industries,
  Inc., a diversified company. Trustee of Pennsylvania Real
  Estate Investment Trust.

William F. Hamilton, Ph.D., 57                                   1986        1998
 Landau Professor of Management and Technology, The
  Wharton School, University of Pennsylvania. Director of
  Centocor Inc., Neose Technologies, Inc., Marlton
  Technologies, Inc. and Digital Lightwave, Inc.

                                      2

                                                                            Present
                        Name, Age and                          Director      Term
                        Occupation(1)                            Since      Expires
                        --------------                          -------     -------
Mary R. (Nina) Henderson, 46                                     1991        1998
 President of CPC Specialty Markets Group, an affiliate of
  CPC International, Inc., a manufacturer of specialty
  foods and non-food products. Director of The Equitable
  Companies Incorporated and The Equitable Life Assurance
  Society of the United States.

Gordon A. MacInnes, 55(2)                                        1970        1997
 New Jersey State Senator (since 1994) and author.
  Chairman of the Board of the Company (1995-96).

Wilson D. McElhinny, 66                                          1993        1998
 Chairman of the Board of IREX Corporation, a specialty
  contract company (since 1992). Previously Chairman,
  President and Chief Executive Officer (1988-1990), and
  Chairman of Executive Committee (1983-1992), of Hamilton
  Bank.

Robert H. Rock, D.B.A., 46                                       1989        1999
 President of MLR Holdings, L.L.C., a publishing company
  which produces business publications, executive
  conferences and community newspapers. Director of R.P.
  Scherer Corporation, Alberto-Culver Company and Quaker
  Chemical Co.

Roderic H. Ross, 66                                              1978        1998
 Chairman of the Board and Chief Executive Officer of
  Keystone State Life Insurance Company. Director of PNC
  Bank Corp.

Donald L. Thompson, 55                                           1996        1997
 Chairman, President and Chief Executive Officer of the
  Company (since 1996). Previously Group Vice President of
  the Office Products Business (1993-96), and Vice
  President Sales and Customer Operations North America
  (1992-93), of Avery Dennison Corporation

Victoria B. Vallely, 46(2)                                       1976        1999
 Principal of Bartol Capital Management, an investment
  advisory company (since 1995).

------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.

(2) Mr. MacInnes is married to Ms. Vallely's sister. Both Mrs. MacInnes and Ms. Vallely are daughters of the late George E. Bartol III, a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

   The Board of Directors held eight formal meetings during fiscal 1996. The Company has standing Audit, Compensation, and Nominating Committees of its

Board of Directors. The Audit Committee members currently are Messrs. Farber, Hamilton and McElhinny. This Committee makes recommendations to the Board of Directors concerning the engagement, retention and discharge of independent accountants, reviews with members of the Company's management and internal auditors and with the Company's independent accountants the plans and results of the auditing engagement, the Company's financial statements and the adequacy of the Company's system of internal accounting controls, and directs any investigations into matters within the scope of the foregoing duties. During fiscal 1996, the Audit Committee met two times. The Compensation Committee currently is composed of Messrs. Rock and Ross and Ms. Henderson. This Committee establishes the salaries of executive officers and makes recommendations to the Board of Directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. It also exercises administrative powers pursuant to certain of those plans. The Compensation Committee held five formal meetings during fiscal 1996. The members of the Nominating Committee currently are Messrs. Farber, MacInnes and Rock and Ms. Vallely. The purpose of this Committee, which held one meeting during fiscal 1996, is to identify and recommend to the Board qualified individuals to serve as directors of the Company. The Nominating Committee has not determined whether it will consider nominees recommended by shareholders.

   The Board of Directors also has an Executive Committee whose current members are Messrs. MacInnes, Farber, Rock and Thompson. The Executive Committee generally is empowered, subject to certain limitations, to exercise the authority of the Board between Board meetings. The Board also, from time to time, appoints special committees for specific purposes.

   During fiscal 1996, all directors attended in person or by conference telephone at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

   The Company pays annual directors' fees of $10,000, plus $750 for each Board meeting and $750 ($1,000 for Committee Chairpersons) for each committee meeting attended, to each of its non-officer directors, other than Mr. MacInnes during the period he served as Chairman. Mr. MacInnes was appointed Chairman of the Board in August 1995 and served in that capacity until June 1996 when Mr. Thompson assumed that position. For fiscal 1996 Mr. MacInnes received compensation of $62,333 which included compensation at a rate of $100,000 per year for serving as Chairman and the regular non-officer director fees earned subsequent to his stepping down as Chairman. In addition, the Company reimburses directors for certain expenses incurred in attending Board and committee meetings. From time to time, the Company also compensates non-officer directors for special services but did not do so in fiscal 1996, except as set forth above with respect to Mr. MacInnes.

   The non-officer directors also participate in the 1994 Non-Employee Directors' Stock Option Plan. Pursuant to this Plan, each of the eight current non-officer directors on January 26, 1994 received one-time automatic grants of nonqualified stock options to purchase 5,000 Common Shares at an exercise price of $16.875 per share, which was the fair market value of a Common Share on the date of grant. Options granted under the Plan extend for a term of ten years (subject to earlier termination in certain circumstances) and become exercisable at the rate of 20% per year over five years commencing one year after the date of grant, subject to acceleration in limited circumstances. No other options have been granted, or as of February 1, 1997 have been exercised, under the Plan.

     2. APPROVAL OF AMENDMENT OF 1993 STOCK OPTION AND STOCK GRANT PLAN.

   At the Meeting, the shareholders also will be asked to approve certain amendments to the Company's 1993 Stock Option and Stock Grant Plan (the "Plan") which Plan originally was approved by the shareholders at the Company's 1993 Annual Meeting. In late 1996 and early 1997, the Company's Board of Directors unanimously amended the Plan, subject to shareholder approval, to: (i) increase the number of Common Shares authorized for issuance under the Plan from its current 1,750,000 shares to 3,500,000 shares (an increase of 1,750,000 shares), and (ii) limit the aggregate number of options and/or stock grants that can be granted under the Plan to any one individual in any one-year period to 300,000 shares (the original Plan had no such annual limit). The Board of Directors also amended the Plan in some other minor respects for which shareholder approval is not required and is not being sought.

   As discussed in more detail in the following three paragraphs, the Board of Directors believes that the 1,750,000 increase in the number of shares authorized for issuance under the Plan is necessary for the Plan to continue to fulfill its purpose of assisting the Company in attracting capable officers and other key management level employees, as well as consultants, and motivating them, through stock ownership, to promote the best interests of the Company and its shareholders. The maximum limit on annual grants to any one person is being added so that options granted under the Plan may qualify for an exemption from the limitations on the deductibility by the Company of compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but there can be no assurance that options granted under the Plan will comply with the requirements of that exemption (see "Federal Income Tax Treatment of Options" below).

   As of February 14, 1997, of the 1,750,000 shares originally authorized for issuance under the Plan, an aggregate of 1,021,938 shares had already been issued or were subject to outstanding options, leaving only 728,062 shares available for future options and stock grants under the Plan.

   Prior to fiscal 1996, the Company maintained a Long-Term Incentive Compensation Plan (the "LTIC" Plan) which afforded executive officers and certain other employees the opportunity to receive cash and Common Shares. In early fiscal 1996, the Company's Compensation Committee (the "Committee") determined to revise the Company's overall incentive compensation program, of which the LTIC Plan was a part, so as to make it more closely aligned with growth in shareholder value, and, accordingly, terminated the LTIC Plan.
While the Committee is still in the process of refining the details of its new incentive compensation program, it has determined that the long-term component of this program will rely heavily on stock options and, perhaps, stock grants to be granted under the 1993 Stock Option and Stock Grant Plan. Further, although the Committee has not made a final decision as to the number of options which it believes should be granted under the Plan in fiscal 1997, it currently is anticipated that options for up to approximately 1,100,000 shares may be granted this year, of which up to approximately 750,000 may be granted to the six executive officers of the Company (including Mr. Thompson) in individual amounts not yet determined. The grant of such amount of options to executive officers and to certain others this year would be intended to provide a strong incentive to them to successfully implement the strategic plan for the Company presently being finalized and would be expected, with certain exceptions, to be in lieu of any option grants to such persons in fiscal years 1998 and 1999. It is contemplated that most of such options would vest and become exercisable three years from the date of grant, subject to acceleration in certain circumstances. The Committee is not presently contemplating making any stock grants (as opposed to stock options) this year. The closing price of the shares on the New York Stock Exchange on February 28, 1997 was $17 7/8.

   The granting of options in the amounts contemplated by the Committee in the preceding paragraph would significantly exceed the 728,062 shares presently available under the Plan. In order to enable grants in such amounts to be made and to provide for additional shares which would be available under the Plan in the future, the Board strongly recommends approval of the amendments to the Plan.

SUMMARY OF THE 1993 PLAN, AS AMENDED

   The text of the Plan, as amended, is attached as an Appendix to this proxy statement. The following description of the Plan is intended merely as a summary of its principal features and is qualified in its entirety by reference to the provisions of the Plan itself.

   The Plan, as amended, authorizes up to an aggregate of 3,500,000 Common Shares for the granting of incentive stock options (within the meaning of Section 422 of the Code), nonqualified stock options and stock grants, provided that not more than 525,000 shares are available for stock grants, and options and grants to any one individual in a given one-year period cannot exceed 300,000 shares. Shares subject to options granted under the Plan which remain unexercised upon expiration or earlier termination of such options, and shares which have not vested upon the termination of stock grants under the Plan, generally will once again become available for the granting of options and stock grants under the Plan. Authorized but unissued shares or treasury shares may be issued under the Plan.

   The Plan is administered by the Committee which is given considerable discretion under the Plan. None of the members of the Committee is eligible to participate in the Plan. The Plan authorizes the Committee to grant incentive stock options and nonqualified stock options, as well as stock grants, to officers (including officers who also are directors) and other key management-level employees of the Company and its subsidiaries. There are 14 officers and approximately 36 other employees currently at a management level eligible for participation in the Plan, although this number is sub-ject to increase or decrease in the future. The Plan also includes consultants to the Company and its subsidiaries as eligible participants in order to provide flexibility to the Committee in appropriate situations. It is not possible to determine the number of consultants potentially eligible to participate, but the Committee has no present plans to select any consultants for participation in the Plan.

   The exercise price of options granted under the Plan must be at least equal to the fair market value of the Common Shares on the date of grant. With respect to incentive stock options granted to any one optionee during any calendar year, the aggregate market value on the date of grant of the underlying option shares which first become exercisable during any calendar year (under the Plan or any other Plan of the Company or related corporations) may not exceed $100,000.

   Options under the Plan may not extend for more than ten years and become exercisable in such installments as the Committee may specify, but not earlier than one year from the date of grant, except in limited circumstances. Options generally terminate automatically upon the termination of the optionee's employment, unless such termination is as a result of death, disability or retirement, in which case options remain exercisable for specified periods (not exceeding one year) thereafter. The Committee also has discretion under the Plan to extend the exercise period for up to three months following other types of terminations of an optionee's employment and, in certain circumstances, to accelerate the exercisability of all or part of the unvested portion of an optionee's options upon termination of employment.

   Stock grants under the Plan, unlike options, do not have an exercise price, nor do they require the grantee to pay a cash, or cash-equivalent consideration for the shares covered by the grant. However, stock grants under the Plan are subject to a vesting period or periods of between one and five years from the date of grant, which periods are established by the Committee in its discretion. The shares subject to the grant then vest in the grantee upon the expiration of the vesting period or periods, provided the grantee is still in the employ of the Company or its subsidiaries.

   If a grantee's employment with the Company is terminated prior to the expiration of the vesting period or periods with respect to his or her stock grant, other than by reason of death, disability or retirement, the unvested portion of the stock grant terminates, except that the Committee, in its discretion, may vest all or part of such unvested portion. If a grantee's employment is terminated by death, disability or retirement, the Plan provides for proportionate vesting of his or her stock grant, with the Committee having the discretion to vest all or a portion of the remainder. Shares are not actually issued to a grantee until such shares have vested under the grant, but the Plan provides for the payment of an annual cash bonus to grantees in an amount equal to the cash dividends on shares which have not yet vested under their stock grants.

   Under certain circumstances, the Plan permits the exercise price of options to be satisfied by the optionee by having the Company withhold shares issuable pursuant to the options or by delivery to the Company of other Common Shares or by having a broker deliver to the Company proceeds from a sale of the Common Shares acquired upon exercise. The Plan similarly permits the withholding of shares issuable upon exercise of nonqualified options or the vesting of stock grants or the delivery of other Common Shares to satisfy withholding taxes.

   Stock grants and, unless otherwise permitted by the Committee, options granted under the Plan are not transferable other than by will or pursuant to the laws of descent and distribution.

   The number of shares issuable under the Plan and under outstanding options and grants, as well as the maximum limitations on the number of options and stock grants, is subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, options and stock grants shall be assumed by the surviving or successor corporation, if any. However, the Plan also authorizes the Committee to terminate options and stock grants in the event of such a corporate transaction. The exercise date of any options to be so terminated may be accelerated by the Committee in its discretion. Any stock grant to be so terminated will vest proportionately, but the Committee has the discretion to vest the remainder of such grant, in whole or in part. The Committee also has the authority under the Plan to accelerate the exercise date of options and the vesting date of stock grants if it determines that a change in control of the Company has occurred or is likely to occur.

   The Plan became effective on February 7, 1993, and automatically terminates on February 6, 2003, and no further options or stock grants may be granted or made under the Plan thereafter. The Plan may be amended, suspended or terminated at any time by the Board, provided that, without shareholder approval, no such amendment may: (i) change the class of persons eligible to participate in the Plan, (ii) increase the maximum number of Common Shares authorized for issuance under the Plan (otherwise than in connection with certain changes in capitalization of the Company or in the event of certain specified corporate transactions), (iii) change the limitations on the price at which options may be granted, or (iv) extend the duration of the Plan.

FEDERAL INCOME TAX TREATMENT OF OPTIONS

   The Company has been advised that, under present federal tax laws and regulations, the Federal income tax consequences to the Company and to employees receiving incentive stock options and nonqualified stock options pursuant to the Plan are as described below.

   Upon the grant or exercise of an incentive stock option, no income will be realized by the optionee for federal income tax purposes (although the excess of the fair market value of the shares over the exercise price will generally be included in the optionee's alternative minimum taxable income), and the Company will not be entitled to any deduction. If the shares received on the exercise of an incentive stock option are not disposed of within one year following the date of the transfer of such shares to the optionee, or within two years following the date of the grant of the option, any profit realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain. In such event, no deduction will be allowed to the Company. If the shares are disposed of within the aforesaid one year or two year periods, the excess of the fair market value of the shares on the date of exercise or, if less, the amount realized on disposition over the exercise price will generally be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction at such time, subject, to the extent applicable, to limitations on deductibility imposed by Section 162(m) of the Code discussed below.

   Upon the grant of a nonqualified stock option, no income will be realized by the optionee for federal income tax purposes. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and the Company will be entitled to a corresponding deduction subject, to the extent applicable, to limitations on deductibility imposed by
Section 162(m) of the Code discussed below.

   Section 162(m) of the Code disallows tax deductions to public companies for compensation in excess of $1 million paid or accrued in taxable years beginning after January 1, 1994 to certain executive officers (generally consisting of the chief executive officer and the four other highest paid executive offers), unless such compensation is of a type that qualifies for exemption from that limitation. One such exemption is for performance based compensation, which can include stock options (but generally not stock grants), provided that certain requirements, including administration of the option plan by "outside directors" and shareholder approval of the plan, are met. The Board of Directors intends to try to comply with such requirements with respect to the Plan to the extent reasonably practicable, but there can be no assurance that the Plan will so comply.

   Various additional tax consequences apply to the granting and exercise of options and to the disposition of shares acquired thereunder, but such consequences are beyond the scope of this summary.

   THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENTS TO THE PLAN ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL OF SUCH AMENDMENTS.

          3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for fiscal 1996 and has been selected by the Board of Directors to serve in the same capacity for fiscal 1997. The shareholders will be asked to ratify this appointment at the Meeting.

   A representative of Coopers & Lybrand L.L.P. is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

                               4. OTHER MATTERS

   The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached Notice and customary pro-cedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                            ADDITIONAL INFORMATION
      COMMON SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of February 1, 1997, certain information concerning the beneficial ownership of Common Shares by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of such shares, (ii) each director and nominee for director of the Company,
(iii) each of the executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement, and (iv) all directors and executive officers of the Company as a group. Such information is based upon information provided to the Company by such persons.

                                                             Common Shares
                                                             Beneficially        Percent
                Name of Beneficial Owner                       Owned(1)         of Class(1)
                ------------------------                     --------------     -----------
Richard J. Bove  ......................................       2,069,766(2)         18.8
 3700 Bell Atlantic Towers
  Philadelphia, PA 19103
Ariel Capital Management, Inc.  .......................       1,540,900(3)         14.0
 307 North Michigan Avenue
  Chicago, IL 60601
Jack Farber, director  ................................          11,960(4)           *
William F. Hamilton, director  ........................           6,500(4)(5)        *
Mary R. (Nina) Henderson, director  ...................           3,400(4)           *
Gordon A. MacInnes, director  .........................         615,559(4)(6)       5.6
Wilson D. McElhinny, director  ........................           5,500(4)           *
Robert H. Rock, director  .............................           3,300(4)           *
Roderic H. Ross, director  ............................           9,475(4)           *
Donald L. Thompson, director and executive officer  ...           7,000              *
Victoria B. Vallely, director  ........................         119,906(4)(7)       1.1
John W. Carney, executive officer  ....................          74,124(8)           *
William E. Chandler, executive officer  ...............          60,736(9)           *
Spencer W. O'Meara, executive officer  ................          95,912(10)          *
W. Ernest Precious, executive officer  ................          89,015(11)          *
All current directors and executive officers as a
  group (14 persons) ..................................       1,125,617(12)        10.1

------
*Less than 1%

(1) Except as otherwise indicated, the beneficial ownership of Common Shares reflected in this proxy statement is based upon sole voting and dispositive power with respect to such shares. Further, for the purposes of computing beneficial ownership and the percent of class of an individual, Common Shares which the individual has the right, upon exercise of options and in certain other circumstances, to acquire within 60 days, are deemed to be outstanding and beneficially owned by the individual.

(2) Represents shares held by Mr. Bove as successor and sole trustee under four irrevocable trusts established by the late George E. Bartol III (a former Chairman of the Board, Chief Executive Officer and principal shareholder of the Company) for the benefit of Mr. Bartol's four adult daughters.

(3) According to information supplied by Ariel: the reported shareholdings include 1,422,500 shares as to which Ariel has sole voting power and 23,800 shares as to which Ariel has shared voting power; Ariel is a registered investment adviser; and all shares held by it are owned by its investment advisory clients, none of whom, to the knowledge of Ariel, owns more than 5% of the Company's Common Shares.

(4) Includes 3,000 shares which the named individual has the right to acquire by exercise of stock options under the 1994 Non-Employee Directors' Stock Option Plan.

(5)  Includes 3,500 shares held jointly with his wife.

(6) Includes 532,293 shares as to which Mr. MacInnes has shared voting and dispositive power as co-trustee (with Katherine B. Lunt) of an irrevocable trust established by the late George E. Bartol III for the benefit of his grandchildren, and 74,529 shares held by Mr. MacInnes as custodian for his children. Does not include 159,840 shares beneficially owned by Mr. MacInnes' wife, the beneficial ownership of which shares is disclaimed by Mr. MacInnes. Mrs. Lunt and Mrs. MacInnes are daughters of the late George
     E. Bartol III.

(7) Does not include an aggregate of 23,301 shares beneficially owned by her husband directly or as trustee or custodian for their children, the beneficial ownership of which shares is disclaimed by Ms. Vallely.

(8) Includes 58,335 shares which Mr. Carney has the right to acquire by exercise of stock options.

(9) Includes 42,252 shares which Mr. Chandler has the right to acquire by exercise of stock options.

(10) Includes 79,702 shares which Mr. O'Meara has the right to acquire by exercise of stock options.

(11) Includes 73,702 shares which Mr. Precious has the right to acquire by exercise of stock options.


(12) Includes an aggregate of 308,995 shares which certain directors and current executive officers have the right to acquire by exercise of stock options. Excludes shares the beneficial ownership of which is disclaimed in the notes above.

                                     ------
                                       11

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


   The Company's Compensation Committee (the "Committee") is composed of three outside directors, none of whom has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment, and termination of the Company's compensation plans and also administers certain of these plans. The Committee also reviews in conjunction with the Company's Chairman, President and Chief Executive Officer (the "CEO") the performance of other executive officers and establishes the salaries of the CEO and other executive officers. The Committee has provided the following report on executive compensation:

   The actions of the Committee were significantly impacted in fiscal 1996 by the retirement of Robert B. Fritsch as President and Chief Executive Officer and the hiring and appointment of Donald L. Thompson as Chairman, President and Chief Executive Officer. Mr. Thompson's employment agreement is described later in this proxy statement under the caption, "Employment and Severance Agreements and Arrangements." The compensation payable to Mr. Thompson under his employment agreement was determined by negotiation between the Compensation Committee and Mr. Thompson, taking into consideration, among other things, his particular qualifications for the position, the compensation levels of other Chairmen, Presidents and CEOs and his actual and potential compensation from his then current employer. (See the Summary Compensation Table herein for information concerning Mr. Fritsch's compensation arrangements.)


   The Committee has been guided by the following executive compensation philosophy of the Company:

       1. Align the interests of shareholders and management through a compensation program that provides a substantial proportion of executive officers' total compensation in the form of Company shares and options.

       2. Make a significant portion of total compensation for executive officers contingent upon the attainment of demanding performance goals that support growth in the Company's share value over time.

       3. Balance the objectives of short-term earnings increases and investment in the long-term financial health of the Company with an incentive compensation program that rewards improved profit performance with annual cash bonuses and stimulates a long-term perspective with awards that are earned over a number of years.

       4. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

   Executive compensation consists primarily of three components: base salary, incentive compensation, and stock options/stock grants.

BASE SALARY


   The Company's policy generally has been to set base salaries for each executive officer position at a level up to the seventy-fifth percentile when compared to compensation survey data available for equivalent positions with other industrial, bonus-paying employers. The Company uses compensation studies, surveys and outside consultants to monitor the Company's competitive executive compensation position and to recommend salary ranges and compensation changes to the Committee. These studies may include but are not limited to the peer group of companies used for the Shareholder Return Performance Graph herein. The base salaries of executive officers other than the CEO are set by the Compensation Committee with input from the CEO.


   The performance reviews of the executive officers other than the CEO are conducted by the CEO, and the results of such reviews are reported to the Committee by the CEO. The performance of the CEO is reviewed by the Compensation Committee and the Board of Directors. The Committee adjusts executive officers' salaries with input from the CEO based on the quality of their individual performance and the relationship of their salary to their established salary range. Merit increases in the form of a one-time payment (as distinct from the annual bonuses) are granted under certain circumstances.


   The base salary of the CEO presently is set at $450,000 per year, subject to adjustment, by his employment agreement. Adjustments to the base salary of the CEO are governed by the same factors as other executive officers but also specifically take into account the Company's current financial performance (as measured by earnings, balance sheet strength, and overall financial soundness) and the extent to which the CEO is successful in establishing a vision and strategic plan for the Company and implementing that plan over time. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating management colleagues, and representing the Company and its values to internal and external constituencies. These factors are largely subjective in nature and are not specifically weighted.


INCENTIVE COMPENSATION


   The Company's incentive compensation program as in effect during fiscal 1996 had only an annual component. Under the annual program, the Committee approved goals at the beginning of each year for the annual period. Annual bonuses were based on achievement of a specific operating profit (profit before taxes) threshold which was established with references to the Company's prior year's results and management's budget for the current year. The maximum potential annual bonus award for executive officers for fiscal 1996 was 40% to 50% of base salary, depending on the executive's position. For fiscal 1996, an annual bonus of up to 24% of base salary was earned and paid to all executive officers (other than the CEO, Mr. Thompson), resulting from an increase in profit before tax over the prior year (excluding the provision for organizational changes and relocation and consolidation of operations) of 5.5%. Mr. Thompson was paid a fixed minimum bonus of $300,000 for fiscal 1996 pursuant to his employment agreement.

   Up until fiscal 1996, the Company's executive compensation program also included a long-term (three-year) component. The purpose of the long-term component in the past was to give incentives to executive officers to strive for sustained Company financial performance and to encourage balance in long-term and short-term decision making. Through grants by the Committee of performance units and performance shares under the Company's 1988 Long-Term Incentive Compensation Plan (the "LTIC Plan"), executives were afforded the opportunity to earn cash and Company stock depending upon the extent to which return-on-capital-employed and earnings-per-share goals were met over a three-year performance period. Depending on the executive's position, the full award that could have been earned was 30% to 70% of base salary measured at the beginning of the performance period. The long- term compensation earned in any fiscal year was dependent upon performance for the full trailing three-year period.

   In early 1996, the Committee decided to terminate the LTIC Plan and to revise the incentive compensation program to more closely align it with growth in shareholder value. The new incentive compensation program has not yet been finalized. However, as a result of the termination of the LTIC Plan the Company's executive officers received during fiscal 1996 prorated performance shares and performance unit awards earned under that Plan through fiscal 1995 for the 1994-1996 performance period. For the shortened 1994-1996 performance period, the long-term compensation earned was equal to 48% of the full cash amount and 56% of the maximum amount of shares which could have been earned. This was based on a two-year average return on capital employed of 19.6% and extrapolated three-year cumulative earnings per share from continuing operations of $3.20. This represented a decrease from the three-year performance period ending at the end of fiscal 1995 when the long-term compensation earned was equal to 51% of the full cash amount and 57% of the maximum amount of shares which could have been earned. The decrease was due primarily to a reduction in the Company's 1995 return-on-capital-employed to
18.3 percent which was largely attributable to the 1995 provision for consolidation of operations of $2.9 million. (The 1995 provision for organizational changes of $2.4 million was excluded from the return-on-capital-employed and extrapolated three-year cumulative earnings per share from continuing operations calculations for the two-year performance period ending at the end of fiscal 1995.)


STOCK OPTIONS/STOCK GRANTS

   The Company's 1993 Stock Option and Stock Grant Plan provides for grants by the Compensation Committee of incentive and/or non-qualified stock options, as well as grants of stock, to executive officers and others, thus tying a portion of executive compensation directly to the performance of the Company stock. The exercise price of the stock options under the Plan (and predecessor option plans) may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stock options become exercisable at least one year (usual practice has been two years) from the date of grant, subject to possible acceleration in certain circumstances, and usually expire ten years following the date of grant. Executive officers typically have been granted stock options each year for a number of shares, the market value of which shares on the date of grant has been in a range of 80% to 120% of the executive officer's base salary. Stock options at the general level of 100% of executive officers' base salaries were granted for fiscal 1996. However, from time to time in the past the Committee has granted several years' worth of options in one year in lieu of grants in future years, and the Committee is considering doing so again in fiscal 1997 as part of its intention to have a greater portion of executive officers' total compensation be based on stock options. (See Proposal 2 in this proxy statement.)


February 12, 1997
                                 Compensation Committee:
                                      Robert H. Rock, Chairman
                                      Mary R. (Nina) Henderson
                                      Roderic H. Ross

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning the annual and long- term compensation paid or accrued to or for: (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries during fiscal years 1996, 1995, and 1994:

                                                          Annual Compensation
                                         -----------------------------------------------------
                                                                                    Other
                                                                                    Annual
               Name and                                              Bonus         Compen-
          Principal Position              Year       Salary           (1)           sation
 -------------------------------------   ------   ------------    ------------   -------------
                                                      ($)             ($)            ($)
                                                  ------------    ------------   -------------
Donald L. Thompson(6)                     1996      225,000(7)      300,000(7)    125,054(7)
Chairman of the Board,
President and Chief Executive Officer

Robert B. Fritsch(6)                      1996      450,000                       299,712(8)
Former President and                      1995      250,000          87,500       250,000(10)
Chief Executive Officer                   1994      236,875          61,550

William E. Chandler                       1996      214,492          51,466
Senior Vice President,                    1995      201,917          62,100
Finance and Secretary                     1994      193,000          48,994

Spencer W. O'Meara                        1996      239,023          59,431
Executive Vice President                  1995      207,604          65,490
and General Manager                       1994      179,327          44,230

W. Ernest Precious                        1996      205,233          51,987
Executive Vice President                  1995      178,400          53,520
and General Manager                       1994      162,200          39,934

John W. Carney                            1996      146,813          31,465
Vice President, Human                     1995      132,629          40,500
Resources and Strategic Planning          1994      116,592          31,267

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         Long-Term Compensation
                                         ------------------------------------------------------
                                                   Awards               Payouts
                                        ----------------------------    ---------
                                          Restricted     Securities                 All Other
                                            Stock        Underlying       LTIP       Compen-
               Name and                     Awards        Options/      Payouts       sation
          Principal Position                 (2)          SARs (3)        (4)          (5)
 -------------------------------------   ------------   ------------    ---------   -----------
                                             ($)            (#)           ($)          ($)
                                         ------------   ------------    ---------   -----------
Donald L. Thompson(6)                                     350,000(7)                   2,813
Chairman of the Board,
President and Chief Executive Officer

Robert B. Fritsch(6)                                       50,925        44,521       11,961(9)
Former President and                                       34,000        67,223        2,250
Chief Executive Officer                                    34,000        58,985        2,250

William E. Chandler                                        18,145        26,278        4,707
Senior Vice President,                     177,000         26,200        43,082        4,193
Finance and Secretary                                      26,200        45,434        2,250

Spencer W. O'Meara                                         24,829        20,469        4,972
Executive Vice President                   177,000         22,500        29,968        4,112
and General Manager                                        22,500        29,048        2,250

W. Ernest Precious                                         19,417        17,554        4,025
Executive Vice President                   177,000         22,500        26,974        3,004
and General Manager                                        22,500        25,390        2,250

John W. Carney                                             12,127        11,523        3,076
Vice President, Human                      177,000         16,500        18,846        3,060
Resources and Strategic Planning                           16,500        19,422        1,886


------
 (1) Includes annual bonuses awarded under the Company's incentive compensation program for the respective fiscal years unless otherwise indicated.
 (2) Represents the fair market value (based on the closing sales price of the Company's Common Shares on the date of grant) of stock grants for 12,000 Common Shares awarded in fiscal 1995 to each of Messrs. Chandler, O'Meara, Precious, and Carney under the 1993 Stock Option and Stock Grant Plan. The fair market value of 12,000 Common Shares as of December 1, 1996 was $211,500. The stock grants vested in full in early 1997. A cash bonus, equivalent to the amount of all dividends on the unvested shares under these stock grants was paid during the vesting period.
 (3) Represents shares underlying stock options unless otherwise indicated.
 (4) Includes cash and Common Shares, valued using the share price on the date of vesting, paid in respect of performance units and performance shares awarded under the Company's 1988 Long-Term Incentive Compensation Plan for the performance periods 1994-1996, 1993-1995, and 1992-1994.
 (5) Includes contributions made by the Company under its Savings Plan and premiums paid by the Company for group term life insurance coverage. Does not include contributions made by the Company with respect to the Pension Plan or, except for matching contributions, to the Supplemental Executive Benefits Plan (see "Pension Plans" herein).
 (6) On June 1, 1996, Mr. Thompson succeeded Mr. Fritsch as President and Chief Executive Officer of the Company and subsequently was elected Chairman. Mr. Fritsch continued in a transitional role at full pay until the end of the year when he retired.
 (7) Mr. Thompson's salary has been prorated for the portion of the year that he was employed by the Company. The bonus of $300,000 paid to Mr. Thompson represents the minimum annual incentive pay for the 1996 fiscal year under the terms of his Employment Agreement. (See "Employment and Severance Agreements and Arrangements" herein.) The other annual compensation includes reimbursement of $81,902 of relocation expenses and $43,152 of related taxes. The securities underlying Mr. Thompson's options and SARs include 175,000 shares underlying options, as well as 175,000 shares of phantom stock (SARs), both granted on June 1, 1996, the date Mr. Thompson's employment with the Company commenced. The SARs vest at a rate of 25% per year commencing December 1, 1996. (See the Option/SAR Grants in Fiscal 1996 Table and the footnotes thereto below.)
 (8) Includes $240,000 paid to Mr. Fritsch in lieu of any prorated bonus under the annual incentive compensation program and $59,712 in unused vacation time which was paid to Mr. Fritsch upon his retirement.
 (9) Represents the value of a Company owned vehicle, the title of which was transferred to Mr. Fritsch upon his retirement.
(10) In connection with his elevation to the position of Chief Executive Officer in April 1995, Mr. Fritsch received a one-time cash payment of $250,000 in fiscal 1995.


STOCK OPTION/SAR GRANTS, EXERCISES AND HOLDINGS

   The following table sets forth certain information concerning stock options and SARs granted to and exercised by the Named Officers during fiscal 1996 and unexercised stock options held by them at the end of fiscal 1996:

                       OPTION/SAR GRANTS IN FISCAL 1996

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                            Annual Rates         Alternative
                                                                                           of Stock Price      to (f) and (g)
                                                                                            Appreciation        Option Grant
                                  Individual Grants                                         for SAR Term         Date Value
------------------------------------------------------------------------------------   ----------------------   --------------
        (a)               (b)            (c)          (d)                    (e)          (f)         (g)            (f)
                       Number of
                      Securities     Percentage                Market                                              Option
                      Underlying      of Total                  Price                                               Grant
                       Options/     Options/SARs   Exercise      at                                                 Date
                         SARs        Granted to     or Base     Grant                                              Present
                      Granted(2)      Employees      Price      Date      Expiration     5%(3)       10%(3)       Value(4)
      Name(1)              #       in Fiscal 1996    ($/S)     ($/Sh)        Date         ($)         ($)            ($)
-------------------   -----------   --------------  -------   ---------  -----------    ---------   ---------   --------------
Donald L. Thompson      175,000(5)       100%         0.00      16.38         (5)      4,620,000   7,287,000
                        175,000(5)        48%        16.38      16.38      05/31/06                                911,750
Robert B. Fritsch        50,925           14%        16.56      16.56      02/14/06                                245,968
William E. Chandler      18,145            5%        16.56      16.56      02/14/06                                 87,640
Spencer W. O'Meara       24,829            7%        16.56      16.56      02/14/06                                119,924
W. Ernest Precious       19,417            5%        16.56      16.56      02/14/06                                 93,784
John W. Carney           12,127            3%        16.56      16.56      02/14/06                                 58,573

------
(1) See the Summary Compensation Table for titles of the individual Named Officers.

(2) Except for the 175,000 shares of phantom stock (SARs) granted to Mr. Thompson (see footnote (5) below), the number of shares in this column represent shares underlying stock options granted under the 1993 Stock Option and Stock Grant Plan. Mr. Thompson's options were granted on June 1, 1996 at fair market value and become exercisable one year after the date of grant, subject to possible acceleration in certain events. All other options were granted on February 14, 1996 at fair market value and become exercisable in essentially equal amounts two years after the date of grant, subject to possible acceleration in certain events.
(3) Represents the potential realizable value of Mr. Thompson's phantom stock/SARs, assuming the market price of the underlying shares appreciates at the assumed annual rates until Mr. Thompson reaches the age of 65 (approximately 10 years). (See footnote (5) below.)
(4) Based on the modified Black-Scholes extended binomial option valuation model adapted for use in valuing executive stock options. The estimated value under this model assumes: (i) an expected option term of six years, which represents the assumed average period from grant date of option to their exercise date, (ii) an interest rate that represents the interest rate on a U.S. Treasury bond with a maturity date corresponding to that of the adjusted option term, (iii) volatility calculated using monthly stock prices for the ten years prior to the grant date, and (iv) dividends at a rate of 2.07% based on the average dividends paid over the ten-year period prior to the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the model.
(5) Represents 175,000 shares of phantom stock/SARs granted to Mr. Thompson on June 1, 1996 pursuant to the terms of his employment agreement. (See "Employment and Severance Agreements and Arrangements" herein.) These phantom shares/SARs vest at the rate of 25% per year commencing December 1, 1996. Upon his separation from the Company, Mr. Thompson will be entitled to receive, in monthly installments with interest, an aggregate amount equal to the number of such phantom shares/SARs as shall have vested, multipled by the per share price of the Company's Common Shares as of the end of the month prior to his separation from the Company, plus an amount equal to the dividends which would have accrued on an equivalent number of Common Shares prior to his separation, minus any such dividend equivalent amounts as may previously have been distributed to him.

                AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1996
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            Number of Shares                Value of Unexercised
                                                        Underlying Unexercised           In-the-Money Options/SARs
                          Shares         Value           Options/SARs at FY-End                 at FY-End(4)
                        Acquired on     Realized     --------------------------------  --------------------------------
       Name(1)          Exercise(2)       (3)        Exercisable     Unexercisable      Exercisable     Unexercisable
                            (#)           ($)            (#)              (#)               ($)              ($)
 -------------------   -------------   ----------    -------------   ---------------   -------------   ---------------
Donald L. Thompson                                      43,750(5)       131,250(5)        771,094         2,313,281
Donald L. Thompson                                                      175,000                             218,750
Robert B. Fritsch         75,977        301,987         41,300          101,925            54,492           204,898
William E. Chandler                                     26,100           57,445            85,447           135,476
Spencer W. O'Meara         2,000          9,565         72,935           58,579           255,645           126,168
W. Ernest Precious         4,212         25,725         66,685           53,167           235,684           120,418
John W. Carney                77            380         57,318           36,877           203,885            86,062


------
(1) See the Summary Compensation Table for titles of the individual Named Officers.
(2) All options reflected in this table were granted at fair market value under the Company's 1978 Stock Option Plan or its 1983 or 1993 Plans.
(3) The value realized in the case of options is calculated by subtracting the exercise price from the fair market value of the shares underlying the options as of the exercise date.
(4) The value in the case of options is calculated by subtracting the exercise price from the fair market value of the securities underlying the options at December 1, 1996. There is no exercise price for Mr. Thompson's phantom stock/SARs.
(5) Represents phantom stock/SARs granted to Mr. Thompson under his Employment Agreement. See the Summary Compensation Table and the Option/SAR Grants Table and the footnotes thereto herein for further information concerning such phantom stock/SARs.

PENSION PLANS

   The following table sets forth the estimated annual retirement benefits payable under the Company's Pension Plan and the retirement benefits portion of the Supplemental Executive Benefits Plan (the "Supplemental Plan") to participants in both Plans, assuming they retired at age 65 in fiscal 1997 with the indicated levels of compensation and years of benefit service:

                                                   Years of Service
               -------------------------------------------------------------------------------------------
Remun-
eration           10           15           20           25            30           35        40 or More
 ----------   ----------   ----------    ----------   ----------   ----------   ----------    ------------
$100,000       $ 20,000     $ 30,000     $ 40,000     $ 50,000      $ 55,000     $ 60,000      $ 60,000
 150,000       $ 30,000     $ 45,000     $ 60,000     $ 75,000      $ 82,500     $ 90,000      $ 90,000
 200,000       $ 40,000     $ 60,000     $ 80,000     $100,000      $110,000     $120,000      $120,000
 250,000       $ 50,000     $ 75,000     $100,000     $125,000      $137,500     $150,000      $150,000
 300,000       $ 60,000     $ 90,000     $120,000     $150,000      $165,000     $180,000      $180,000
 350,000       $ 70,000     $105,000     $140,000     $175,000      $192,500     $210,000      $210,000
 400,000       $ 80,000     $120,000     $160,000     $200,000      $220,000     $240,000      $240,000
 450,000       $ 90,000     $135,000     $180,000     $225,000      $247,500     $270,000      $270,000
 500,000       $100,000     $150,000     $200,000     $250,000      $275,000     $300,000      $300,000
 550,000       $110,000     $165,000     $220,000     $275,000      $302,500     $330,000      $330,000
 600,000       $120,000     $180,000     $240,000     $300,000      $350,000     $360,000      $360,000

------
(1) For the 1996 Plan year, amounts of benefits in the above table exceeding $120,000 could not be paid under the Pension Plan but would be paid pursuant to the retirement benefits portion of the Supplemental Plan.


   As used in the above table, the term, "Remuneration" means covered compensation (as defined below) averaged over a participant's highest five consecutive calendar years out of the last ten calendar years of employment. Covered compensation essentially means wages or salary, bonus, salary reductions elected under the Company's Savings Plan, and any cash awards under the Company's Long-Term Incentive Compensation Plan (which terminated in 1996), except that, for the purposes of determining Remuneration under the Pension Plan, but not the Supplemental Plan, only covered compensation not in excess of limitations imposed by the Internal Revenue Code ($150,000 for the 1996 Plan year) may be taken into account. The covered compensation of the Named Officers for fiscal 1996 was as follows: Mr. Thompson -- $650,053; Mr. Fritsch -- $794,233; Mr. Chandler -- $292,236; Mr. O'Meara -- $318,923; Mr.
Precious -- $274,774; and Mr. Carney -- $189,801.


   The approximate present years of benefit service for the Named Officers are as follows: Mr. Thompson -- 1 year; Mr. Fritsch -- 28 years; Mr. Chandler -- 4 years; Mr. O'Meara -- 17 years; Mr. Precious -- 19 years; and Mr. Carney -- 12 years. For purposes of calculating benefits, a participant may not be credited with more than 40 years of service under the Pension Plan or 35 years of service under the retirement benefits portion of the Supplemental Plan.

   Retirement benefits shown in the above table have been computed on a single-life annuity basis and are not subject to any deduction for Social Security or other offset amount.

   The Pension Plan generally covers employees (including executive officers but excluding certain non-resident aliens) who are not covered by a collective bargaining agreement. The Supplemental Plan, provides supplemental benefits only to executive officers and other officers. The Supplemental Plan has an elective salary deferral feature with a Company matching contribution of 25% of an officer's elective deferral but not to exceed 6% of the officer's compensation. The Company made matching contributions to this portion of the Supplemental Plan for executive officers of $24,460 in fiscal 1996.

EMPLOYMENT AND SEVERANCE AGREEMENTS AND ARRANGEMENTS


   In connection with his hiring as Chairman, President and Chief Executive Officer by the Company in 1996, Donald L. Thompson and the Company entered into an employment agreement for an initial term ending May 31, 1998 and continuing thereafter from year to year until Mr. Thompson reaches the age of 65 or until earlier terminated by either party. The agreement provides for an initial annual base salary of $450,000 (subject to periodic review and possible increase by the Compensation Committee), plus an annual incentive bonus under the Company's incentive compensation program of up to a maximum of 70% of base salary, but not to be less than $300,000 for fiscal 1996 and $225,000 for fiscal 1997. Pursuant to the agreement, Mr. Thompson was granted at the time his employment commenced: (i) stock options under the Company's 1993 Stock Option and Stock Grant Plan for 175,000 Common Shares, and (ii) 175,000 shares of phantom stock. He also is entitled to receive additional annual option grants of a value of up to 2 1/2 % of his base salary under some circumstances. The agreement also provides for reimbursement of Mr. Thompson, on an after tax basis, for various moving and relocation expenses in connection with his move from California to Pennsylvania and entitles him to participate in most of the Company's benefit plans and programs for executives. (See the Summary Compensation and Option/SAR Grants in Fiscal 1996 Tables above for further information concerning Mr. Thompson's compensation and benefits.)

   In the event of termination of his employment with the Company, Mr. Thompson's entitlement to severance compensation and benefits varies depending upon the circumstances and timing of such termination. If his employment were terminated by reason of his death or disability, by the Company without cause, or by him because of a material reduction in his authority or duties, he would be entitled under the agreement to continuation of his base salary, bonus and benefits for periods of from six months to two years following termination of employment, and there would be acceleration of the vesting of certain of his benefits, including his phantom stock. Should there be a change in control of the Company (as defined in the agreement) and a termination of his employment within two years thereafter, his entitlement to severance compensation and benefits under the agreement would be essentially as provided in the change in control agreements with other executive officers discussed in the following paragraph, except that: (i) his severance allowance generally would be equal to 2.99 times his recent annual cash compensation; (ii) his life and health insurance plans and certain other benefits would continue for up to three years; and (iii) in the event of a change in control occurring prior to June 1, 1998, he would be entitled to additional payments sufficient, on an after tax basis, to pay any excise tax imposed on such severance payments.

   Since 1990 the Company has had change in control agreements with executive officers, as well as with other officers and certain key employees. These agreements currently extend through December 31, 1999. Under the agreements with executive officers, in the event of a change in control (as defined in the agreements) of the Company, the agreements would become effective and would provide for the executive officers' continued employment by the Company, generally for a period of two years following the change in control and generally at not less than their recent compensation and benefit levels. If within such two-year period an executive officer's employment is terminated by the Company without cause or if such executive officer resigns in certain specified circumstances, then the executive officer generally is entitled to the payment of a severance allowance equal to approximately twice his or her recent annual cash compensation level (including cash amounts earned under incentive compensation plans) and to the continuation of life and health insurance plans and certain other benefits for up to two years following such termination of employment. Mr. Thompson does not have a separate change in control agreement, but his employment agreement contains similar provisions, as described in the preceding paragraph.


   The Company also has an additional severance agreement with William E. Chandler, Senior Vice President, Finance and Chief Financial Officer of the Company. Under the terms of this agreement the Company is obligated to pay Mr. Chandler severance equivalent to up to two years' base compensation if he is terminated within varying periods up to five years from his date of hire (September 1992) as a result of top management turnover or for any other reason other than his death, disability, voluntary resignation or discharge for cause. In the event of a termination of Mr. Chandler's employment, which is covered under the terms of the change in control agreement described in the preceding paragraph, the terms of that agreement would supersede the severance arrangement described in this paragraph.


   Upon his retirement from the Company, Robert B. Fritsch agreed to provide consulting services to the Company from January 1, 1997 through December 31, 1997 for a monthly fee of $3,333. (See also the Summary Compensation Table and the footnotes thereto above.)

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph compares for fiscal years 1992 through 1996 the yearly change in the cumulative total return to holders of Common Shares of the Company with the cumulative total return of the Standard & Poor's Composite -- 500 Index (the "S&P 500") and of an index of peer group companies selected by the Company (the "Peer Group").


    250 |-------------------------------------------------------------------|
        |                                                                  #|
        |                                                                   |
    225 |------------------------------------------------------------------@|
        |                                                                   |
        |                                                                   |
    200 |-------------------------------------------------------------------|
 D      |                                                      #            |
 O      |                                                                   |
 L  175 |-------------------------------------------------------------------|
 L      |                                                                   |
 A      |                                                                   |
 R  150 |------------------------------------------------------@------------|
 S      |                          #             #                         *|
        |                          @             @                          |
    125 |-------------------------------------------------------------------|
        |            #                                                      |
        |            @             *                           *            |
    100 |*#@---------*---------------------------*--------------------------|
        |                                                                   |
        |                                                                   |
     75 |------------|-------------|-------------|-------------|------------|
       1991         1992          1993          1994          1995         1996
                                   FISCAL YEAR

                              1991        1992        1993       1994       1995       1996
----------------------------------------------------------------------------------------------
Hunt Manufacturing Co. *     $100        $ 95.69      $109.42    $103.04    $110.37    $132.94
S&P 500 Index          #     $100        $118,47      $130.44    $131.80    $180.54    $230.84
Peer Group Index       @     $100        $106.33      $126.21    $126.26    $154.87    $201.23
----------------------------------------------------------------------------------------------

   The Company elected to use the Peer Group Index rather than a published industry or line of business index because the Company is not aware of any such published index which it believes is as appropriate for comparative cumulative total return purposes. The Peer Group consists of 20 publicly-held companies of various sizes.(1) Although none of these Peer Group companies is directly comparable with the Company in terms of all businesses engaged in, there are similarities in respect of certain products offered, specific lines of business and/or channels of distribution. For the purposes of the Peer Group Index, the Peer Group companies including the Company

------
(1) The Peer Group consists of Acme United Corporation; American Business Products Inc.; Aspen Imaging International Inc.; Avery Dennison Corporation; Bush Industries Inc.; A.T. Cross Company; Dixon Ticonderoga Company; Duplex Products Inc.; Ennis Business Forms Inc.; General Binding Corporation; Herman Miller Inc.; HON Industries; Moore Corporation Limited; Nashua Corporation; Paris Business Forms Inc.; S L Industries Inc.; Shelby Williams Industries Inc.; Tab Products Co.; Virco Mfg. Corporation; and Zero Corporation.

have been weighted based upon their relative market capitalizations. In calculating the value of a given index, the returns of the individual Peer Group companies and the Company are weighted according to their market capitalization as of the beginning of each period for which a return is indicated. In future years, the Company may utilize another published index, rather than the Peer Group Index, if an appropriate published index can be found.

   The above graph assumes that the value of the investment in Hunt Manufacturing Co., the S&P Composite--500 Index companies and the Peer Group Index companies was $100 on November 30, 1991, and that all dividends were reinvested. The performance as reported above provides no assurances that this performance will continue in the future.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   As previously reported, on December 19, 1995, the Company purchased from Mary F. Bartol an aggregate of 2,150,165 of the Company's Common Shares (the "MFB Shares") constituting approximately 13% of the Common Shares then outstanding, for a cash purchase price of $16.32 per share, an aggregate of $35,090,692 (the "MFB Purchase"). Approximately $35 million of the funds for the MFB Purchase were borrowed by the Company from NationsBank, N.A. pursuant to a new credit facility. Mrs. Bartol is the widow of George E. Bartol III, the late Chairman of the Board of the Company, the mother-in-law of Gordon A. MacInnes, the then Chairman of the Board, and the mother of Victoria B. Vallely, another director of the Company. The per share purchase price of $16.32 paid by the Company for the MFB Shares was determined by negotiation between representatives of the Company and Mrs. Bartol and was considered and unanimously approved by a Special Committee (consisting entirely of seven outside directors not related to Mrs. Bartol) of the Board of Directors of the Company. Subsequently, on December 21, 1995, the Company commenced a tender offer to purchase up to an additional 3,230,000 of its Common Shares at $17 per share, pursuant to which an aggregate of 2,954,378 shares were tendered to and purchased by the Company. The Board received a written opinion from Alex. Brown & Sons, Incorporated to the effect that, based upon the procedures followed, factors considered and assumptions made by Alex, Brown as set forth in the opinion, the MFB Purchase was fair to the Company and its shareholders other than Mrs. Bartol and that the consideration offered by the Company in the tender offer was fair, from a financial point of view, to the Company.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's Common Shares and certain other holders of such shares (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the New York Stock Exchange, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Shares and other equity securities of the Company.

   Based solely upon the Company's review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) filing requirements applicable to Covered Persons were complied with on a timely basis in fiscal 1996.

                           SOLICITATION OF PROXIES

   The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specially compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

                            SHAREHOLDER PROPOSALS

   In order to be eligible for inclusion in the Company's proxy materials for the 1998 Annual Meeting, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than November 17, 1997.

                                MISCELLANEOUS

   A copy of the Company's 1996 Annual Report to Shareholders previously was mailed to shareholders but is not to be regarded as proxy solicitation material.

   The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 1996. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary of the Company at the offices of the Company set forth on page 1 of this proxy statement.

                                 By order of the Board of Directors,
                                 WILLIAM E. CHANDLER, Secretary


March 3, 1997

                                    APPENDIX

                            HUNT MANUFACTURING CO.
              1993 STOCK OPTION AND STOCK GRANT PLAN, AS AMENDED

   1. Purpose.

   The 1993 Stock Option and Stock Grant Plan (the "Plan") is designed to enable Hunt Manufacturing Co. (the "Company") and its subsidiaries to attract and retain capable officers and key management level employees and to provide an inducement to such personnel to promote the best interests of the Company and its subsidiaries by enabling and encouraging them, through the grant of incentive and nonqualified stock options ("Options") and/or stock ("Stock Grants") to acquire stock in the Company.

   As used in the Plan, the term "incentive stock options" means options which, at the time such options are granted under the Plan, qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and are designated as incentive stock options in the Option Agreement (as hereinafter defined). The term "nonqualified stock options" means all other options granted under the Plan. The term "subsidiary" means any corporation which, at the time an Option is granted or Stock Grant is made under the Plan, qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in
Section 424(f) of the Code, or any similar provision hereafter enacted, except that such term shall not include any corporation which is classified as a foreign corporation pursuant to Section 7701 of the Code.

   2. Administration.

   The Plan shall be administered by the Company's Compensation Committee (the "Committee") which shall consist of not less than three non-employee directors (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor thereto) who are also outside directors (within the meaning of Treas. Reg. Section 1.162-27(e)(3), or any successor thereto) of the Company who shall be appointed by, and shall serve at the pleasure of, the Company's Board of Directors (the "Board"). Each member of the Committee, while serving as such, shall be deemed to be acting in his/her capacity as a director of the Company.

   The Committee shall have full authority to construe and interpret the Plan and, subject to the provisions of the Plan: to establish, amend, and rescind appropriate rules and regulations relating to the Plan; to take such action as may be appropriate or necessary to insure the continued qualification of any incentive stock options granted under the Plan; to select the persons to whom Options will be granted and/or Stock Grants made under the Plan; to grant Options and make Stock Grants and set the date of grant and other terms and conditions thereof; to make recommendations to the Board; and to take all such steps and make all such determinations in connection with the Plan and the Options granted and the Stock Grants made hereunder as it may deem necessary or advisable. All such rules, regulations, determinations, and interpretations of the Committee shall be final, conclusive, and binding on all persons.

   3. Stock Subject to the Plan.

   Subject to the provisions of Section 8, up to an aggregate maximum of 3,500,000 of the Company's Common Shares, par value $.10 per share ("Shares"), shall be authorized for the grant of Options and/or Stock Grants under the Plan; provided, however, that, of such amount, not more than 525,000 Shares shall be available for Stock Grants, and further provided, that, no Eligible Employee (as hereinafter defined) or Consultant (as defined below) shall receive Options and/or Stock Grants for more than 300,000 Shares over any one-year period. Shares issuable under the Plan may be authorized but unissued Shares or reacquired Shares, as the Board shall determine. If any Option granted under the Plan expires or otherwise terminates, in whole or in part, without having been exercised, or if any Stock Grant hereunder is terminated, in whole or in part, the Shares subject to the unexercised portion of such Option and the unvested Shares covered by such Stock Grant shall be available for the granting of Options and Stock Grants under the Plan as fully as if such Shares had never been subject to an Option or a Stock Grant; provided, however, that:

       (a) If an Option is cancelled or if a Stock Grant is terminated, the Shares subject to the unexercised portion of such Option and/or the unvested Shares covered by such Stock Grant shall continue to be counted against the maximum number of Shares specified above which may be awarded to an Eligible Employee or Consultant during the one-year period in which the Option or Stock Grant was originally awarded, and

       (b) If the exercise price of an Option is reduced after the date of grant, the transaction shall be treated as a cancellation of the original Option and the grant of a new Option for purposes of such maximum.

   4. Eligibility.

   Those persons eligible to participate in the Plan shall be the officers and other key management level employees of the Company and any of its subsidiaries ("Eligible Employees"), including directors who are also officers or key management level employees of the Company or any of its subsidiaries. Independent consultants who perform consulting services for the Company and any of its subsidiaries ("Consultants") shall also be eligible to participate. Incentive stock options, nonqualified stock options, or Shares, or a combination thereof, may be granted under the Plan to an Eligible Employee, and nonqualified stock options and Shares, or a combination thereof, but not incentive stock options, may be granted under the Plan to a Consultant. In making any determination as to whether a given employee or Consultant shall receive a grant under the Plan, and in determining the size and nature of any such grant, the Committee shall take into account the duties of such employee or Consultant, his/her past, present, and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan.

   5. Grants, Terms and Conditions of Options.

   From time to time until the expiration or earlier termination of the Plan, the Committee may grant to Eligible Employees and/or Consultants ("Optionees") under the Plan such incentive and/or nonqualified stock options as it determines are warranted; provided, however, that grants of incentive and nonqualified options shall be separate and not in tandem; and provided further that incentive stock options shall not be granted to Consultants. Options granted pursuant to the Plan shall be in such form as the Committee, from time to time, shall approve, and shall be subject to the following terms and conditions:

       (a) Price. Except as provided in Subsection (j), the price per Share under each Option granted under the Plan shall be determined and fixed by the Committee in its discretion but shall not be less than the higher of 100 percent of the Fair Market Value of the Shares or the par value thereof on the date of grant of such Option. As used in the Plan, the term "Fair Market Value" shall mean:

          (i) If the principal market for the Shares is a registered securities exchange, the mean between the highest and lowest quoted selling prices of such Shares on the date of grant, or, if there are no such reported sales on that date, then on the last previous date (within a reasonable period prior to the date of grant) on which there were such reported sales; or

          (ii) Such other method of determining fair market value as shall be authorized by the Code, or the rules or regulations thereunder, and adopted by the Committee.

       (b) Term. Subject to earlier termination as provided in Subsections (c) through (g) and in Section 8, and except as otherwise provided in Subsection (j), the term of each Option shall not be less than two nor more than ten years from the date of grant.

       (c) Exercise and Payment. Options shall be exercisable in such installments and on such dates, not less than one year from the date of grant, as the Committee may specify. Except as otherwise expressly provided in the Plan, Options shall be exercisable by an Optionee only while he/she remains in the employment of the Company or a subsidiary. Any Option Shares, the right to the purchase of which has accrued, may be purchased at any time up to the expiration or termination of the Option. Options may be exercised, in whole or in part, from time to time, by giving written notice of exercise to the Company at its principal office, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate purchase price for such Shares. Only full shares shall be issued, and any fractional share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited. The purchase price of Option Shares shall be payable:

          (i) In cash or its equivalent;

          (ii) If the Committee, in its discretion, permits, in whole or in part through the surrender or delivery of Shares previously acquired by the Optionee (provided that if such Shares are statutory option stock, as defined in Section 424(c)(3) of the Code, such Shares have been held by the Optionee for a period which is not less than the holding period described in Section 422(a)(1) or 423(a)(1) of the Code, as applicable);

          (iii) If and to the extent the Committee, in its discretion, permits, in whole or in part through the surrender or delivery of Shares newly acquired by the Optionee upon exercise of such Option (which surrender or delivery shall constitute a disqualifying disposition in the case of an Option which is an incentive stock option); or

          (iv) If and to the extent the Committee, in its discretion, permits, by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the Option (the sale of Shares pursuant to such instructions shall constitute a disqualifying disposition in the case of an Option which is an incentive stock option).

       In the event such purchase price is paid, in whole or in part, with Shares, the portion of the purchase price so paid shall be equal to the Fair Market Value, on the date of exercise of the Option, of the Shares surrendered or delivered in payment of such purchase price.

       (d) Termination of Optionee's Employment. If an Optionee's employment by the Company and its subsidiaries is terminated prior to the expiration date of his/her Option by either party for any reason, with or without cause, other than by reason of death, disability, or retirement (as provided in Subsections (e), (f), and (g), such Option shall terminate immediately upon such termination of employment, provided that the Committee, in its discretion, may extend the period for exercise following any such termination of employment, to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of such termination, for up to three months, but not beyond the expiration date of such Option. Notwithstanding the foregoing, in the event an Optionee's employment is terminated as contemplated in this Subsection and Options held by him/her have not yet become exercisable in accordance with their terms, the Committee, in its discretion, may allow all or a part of such Options to be exercised pursuant to this Subsection, provided that such Options have been outstanding for at least one year at the time of the Optionee's termination of employment. For purposes of the Plan, a leave of absence of one year or less which has been expressly approved by the Board shall not be deemed to constitute a termination of employment. A leave of absence longer than one year shall be deemed to constitute a termination of employment, unless the Committee determines otherwise. For purposes of this Section 5, an Optionee who is a Consultant shall be deemed to have terminated employment if such person's consulting relationship with the Company and its subsidiaries is terminated.

       (e) Death of Optionee. If an Optionee's employment is terminated (within the meaning of Subsection (d) by reason of his/her death prior to the expiration of his/her Option, or if an Optionee shall die following his/her termination of employment but prior to the expiration date of his/her Option or expiration of the period determined under Subsection
   (d), (f), or (g), if earlier, such Option may be exercised, by the Optionee's estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee, in whole or in part, but only to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of his/her death, at any time prior to the earlier of:

          (i) One year following the date of the Optionee's death, or

          (ii) The expiration date of such Option (which, in the case of death following a termination of employment pursuant to Subsection (d),
       (f), or (g), shall be deemed to mean the expiration of the exercise period determined thereunder).

       Notwithstanding the foregoing, in the event that an Optionee's employment is terminated by his/her death and Options held by him/her have not yet become exercisable in accordance with their terms, the Committee, in its discretion, may allow all or a part of such Options to be exercised pursuant to this Subsection, provided that such Options have been outstanding for at least one year at the time of the Optionee's death.

       (f) Disability of Optionee. If an Optionee shall become permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) and his/her employment with the Company and its subsidiaries is terminated (within the meaning of Subsection (d) as a consequence of such disability prior to the expiration date of his/her Option, such Option may be exercised by the Optionee, in whole or in part, but only to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of such termination of employment, at any time prior to the earlier of:

          (i) One year following the date of the Optionee's termination of employment, or

          (ii) The expiration date of such Option.

       Notwithstanding the foregoing, if at the time of termination of an Optionee's employment due to disability, Options held by such Optionee have not yet become exercisable in accordance with their terms, the Committee, in its discretion, may allow all or a part of such Options to be exercised pursuant to this Subsection, provided that such Options have been outstanding for at least one year at the time of the Optionee's termination of employment.

       (g) Retirement of Optionee. If an Optionee retires in accordance with the retirement policy of the Company, or with the express consent of the Board, prior to the expiration date of his/her Option, such Option may be exercised by the Optionee, in whole or in part, but only to the extent of the number of Shares with respect to which the Optionee could have exercised it on the date of his/her retirement, at any time prior to the earlier of:

          (i) Three months after the date of retirement, or

          (ii) The expiration date specified in such Option.

       Notwithstanding the foregoing, the Committee may, in its discretion, extend the period for exercise following an Optionee's retirement for up to nine additional months, but not beyond the expiration date of such Option, despite the fact that such an extension would prevent an Option from qualifying as an incentive stock option under the Code and/or in the event that any Options held by a retiring Optionee have not yet become exercisable in accordance with their terms, allow all or a part of such Options to be exercised pursuant to this Subsection provided that such Options have been outstanding for at least one year at the time of the Optionee's retirement.

       (h) Transferability. No Option intended to be an incentive stock option shall be assignable or transferable by an Optionee otherwise than by will or by the laws of descent and distribution. Unless otherwise permitted by the Committee, all other Options shall not be assignable or transferable by an Optionee otherwise than by will or by the laws of descent and distribution.

       A transferred Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to transfer, and the Optionee shall remain subject to tax withholding under
   Section 5(l) with respect to such Option. The events of termination of employment of Section 5 shall also continue to be applied with respect to the original Optionee, following which events the transferred Option shall be exercisable by the transferee only to the extent, and for the periods specified in, Sections 5(c), (d), (e), (f) and (g).

       (i) Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to any Shares covered by his/her Option until the issuance of a stock certificate to him/her representing such Shares.

       (j) Ten Percent Shareholder. Notwithstanding any other provision of the Plan, if an Eligible Employee owns more than ten percent of the total combined voting power of all shares of stock of the Company or of a Related Corporation at the time an incentive stock option is granted to such Eligible Employee, the incentive stock option price shall not be less than 110 percent of the Fair Market Value of the optioned Shares on the date the incentive stock option is granted, and such incentive stock option by its terms shall not be exercisable after the expiration of five years from the date the incentive stock option is granted. As used in this Plan, the term "Related Corporation" shall mean a subsidiary or a corporate parent of the Company as defined in Section 424 of the Code.

       (k) Annual Limit on Grant of Incentive Stock Options. The aggregate Fair Market Value (determined as of the time an incentive stock option is granted) of the Shares with respect to which incentive stock options are exercisable for the first time during any calendar year (under this Plan and any other incentive stock option plan of the Company or a Related Corporation) shall not exceed $100,000.

       (l) Use of Shares to Satisfy Tax Obligation. When an Optionee is required to pay to the Company or a Related Corporation an amount required to be withheld under applicable Federal, state, or local income tax or similar laws in connection with the exercise of nonqualified stock options under the Plan, the Com-mittee may, in its discretion and subject to such rules as it may adopt, permit the Optionee to satisfy the obligation, in whole or in part, by electing to have the Company withhold Shares (or by returning to the Company previously held Shares), which shares shall be valued, for this purpose, at their Fair Market Value on the date of exercise of the nonqualified stock option (or, if later, the date on which the Optionee recognizes ordinary income with respect to such exercise). If Shares acquired by exercise of an incentive stock option are used for such purpose, and if the holding period requirements of Section 422(a)(1) of the Code have not been met with respect to such Shares, the use of such Shares to satisfy the withholding obligation will be a disqualifying disposition of such Shares.

       (m) Option Agreement and Further Conditions. Each Optionee shall enter into, and be bound by the terms of, a stock option agreement (the "Option Agreement") which shall include or incorporate by reference the terms of the Option and the Plan and which shall contain such other terms, conditions, and restrictions not inconsistent with the Plan (or, in the case of incentive stock options, the provisions of Section 422(b) of the
   Code) as the Committee shall determine. Without limiting the generality of the foregoing, the Committee, in its discretion, may impose further conditions upon the exercisability of Options, and restrictions on transferability and repurchase rights with respect to Shares issued upon exercise of Options.

   6. Terms and Conditions of Stock Grants.

   From time to time until the expiration or earlier termination of the Plan, the Committee may make such Stock Grants under the Plan to Eligible Employees and/or Consultants ("Grantees") as it determines are warranted. Stock Grants shall be subject to the following terms and conditions:

       (a) Vesting Period. The Committee shall establish one or more vesting periods ("Vesting Periods") with respect to the Shares covered by a Stock Grant. The length of such Vesting Period shall be within the discretion of the Committee, except that (subject to Subsection (c) and Section 8) such period or periods shall not be less than one year nor more than five years from the date of grant. Subject to the provisions of this Section 6, Shares subject to a Stock Grant shall vest in the Grantee upon the expiration of the Vesting Period with respect to such Shares.

       (b) Bonus Payment. For so long as a Grantee's Stock Grant remains outstanding and unvested, the Company shall pay to the Grantee a cash bonus equal to the dividends which the Grantee would have received from the Company had he/she actually held the Shares represented by the unvested portion of his/her Stock Grant. Such payments shall be made within 60 days following the end of each fiscal quarter of the Company with respect to any dividends which may have been paid by the Company on its Shares during such quarter, and will constitute wages subject to withholding for Federal income tax purposes.

       (c) Termination.

          (i) Death, Disability, or Retirement. If, prior to the expiration of the Vesting Period with respect to Shares subject to a Stock Grant ("Unvested Shares"), a Grantee's employment with the Company and its subsidiaries is terminated by reason of his/her death, or by reason of his/her disability or retirement (as provided in Sections 5(f) and (g), respectively), then in each such case there shall immediately be vested in the Grantee, or in his/her beneficiary or estate, that number of full Shares that bears the same ratio to all the Grantee's Unvested Shares having the same Vesting Period as the number of the days which have elapsed from the date of the original Stock Grant of such Shares to the date of such termination of the Grantee's employment bears to the total number of days in the Vesting Period with respect to such Shares. [An example of the operation of the preceding sentence is set forth in the Appendix to the Plan.] The remainder of the Grantee's Stock Grant not vested pursuant to the preceding sentence shall immediately terminate, except that the Committee, if it determines that the circumstances warrant, may direct that all or a portion of such remaining Unvested Shares also be vested in the Grantee, subject to such further terms and conditions, if any, as the Committee may determine. For purposes of this Section 6, a Grantee who is a Consultant shall be deemed to have terminated employment if such person's consulting relationship with the Company and its subsidiaries is terminated.

          (ii) Other Terminations of Employment. If a Grantee's employment is terminated (within the meaning of Paragraph (i) for any reason other than his/her death, disability, or retirement as aforesaid, the unvested portion of the Grantee's Stock Grant shall immediately terminate, except that the Committee, if it determines that the circumstances warrant, may direct that all or a portion of the Grantee's Unvested Shares be vested in the Grantee, subject to such further terms and conditions, if any, as the Committee may determine.

       (d) Delivery of Certificates. Upon the vesting of a Stock Grant, the Company shall promptly issue certificates representing the vested Shares to the Grantee or to his/her beneficiary or estate. Only full shares shall be issued, and any fractional shares which might otherwise be issuable pursuant to a Stock Grant shall be forfeited.

       (e) Transferability. No Stock Grant shall be assignable or transferable by a Grantee otherwise than by will or by the laws of descent and distribution.

       (f) Rights as a Stockholder. A Grantee shall have no rights as a stockholder with respect to any Shares covered by a Stock Grant until the issuance of a stock certificate to him/her representing such Shares.

       (g) Use of Shares to Satisfy Tax Obligation. When a Grantee is required to pay the Company or a Related Corporation an amount required to be withheld under applicable Federal, state, or local income tax or similar laws in connection with the vesting of a Stock Grant under this Plan, the Committee may, in its dis-cretion and subject to such rules as it may adopt, permit the Grantee to satisfy the obligation, in whole or in part, by electing to have the Company withhold Shares (or by returning to the Company previously held Shares), which Shares shall be valued, for this purpose, at their Fair Market Value on the date of vesting of the Stock Grant (or, if later, the date on which the Grantee recognizes ordinary income with respect to such Stock Grant). If Shares acquired by exercise of an incentive stock option are used for such purpose, and if the holding period requirements of
   Section 422(a)(1) of the Code have not been met with respect to such Shares, the use of such Shares to satisfy the withholding obligation will be a disqualifying disposition of such Shares.

       (h) Stock Grant Agreement. Each Grantee shall enter into, and be bound by the terms of, a Stock Grant Agreement (the "Stock Grant Agreement") which shall include or incorporate by reference the terms of the Stock Grant and of the Plan and which shall contain such other terms, conditions, and restrictions not inconsistent with the Plan as the Committee shall determine.

   7. Listing and Registration of Shares.

   Each Option and each Stock Grant under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the Shares covered thereby upon any securities exchange or under the laws of any jurisdiction, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option, the making of such Stock Grant, or the purchase or vesting of Shares thereunder, then no such Option may be exercised in whole or in part, and no certificate representing Shares shall be issued pursuant to such Stock Grant, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained, on conditions acceptable to the Board. Each Optionee and Grantee, or his/her legal representative or beneficiaries, also may be required to give satisfactory assurance that Shares purchased upon exercise of an Option or received pursuant to a Stock Grant are being acquired for investment and not with a view to distribution, and certificates representing such Shares may be legended accordingly.

   8. Adjustment Upon Changes in Capitalization, Mergers, and Other Events.

   The number of Shares which may be issued under the Plan and the maximum number of Shares with respect to which Options and/or Stock Grants may be awarded to any Eligible Employee or Consultant under the Plan, both as stated in Section 3, and the number of Shares issuable upon exercise of outstanding Options (as well as the exercise price per Share under such outstanding Options) or issuable upon vesting of outstanding Stock Grants shall be adjusted, as may be determined appropriate by the Committee (which determination shall be subject to ratification by the Board), to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

   In the event the Company is liquidated or a corporate transaction described in Section 424(a) of the Code and the Treasury Regulations issued thereunder (including, for example, a merger, consolidation, acquisition of property or stock, separation, or reorganization) occurs, each outstanding Option and Stock Grant shall be assumed by the surviving or successor corporation, if any; provided, however, that the Committee, in its discretion, may terminate all or a portion of the outstanding Options and/or Stock Grants if it determines that such termination would be in the best interests of the Company. If the Committee decides to terminate an outstanding Option by reason of such liquidation or corporate transaction, the Committee shall give the holder thereof not less than 21 days' prior notice of any such termination, and such outstanding Option may be exercised up to, and including, the date immediately preceding such termination, if the Option has not otherwise expired, and if it is then exercisable under the Option Agreement. With respect to any Option which has not yet become exercisable, the Committee also, in its discretion, may allow an Optionee to exercise such Option, in whole or in part (if it has not otherwise terminated or expired). If the Committee decides to terminate an outstanding Stock Grant by reason of such liquidation or corporate transaction, the Stock Grant shall vest on such termination date to the same extent as is provided in the first sentence of Section 6(c)(i). The Committee, in its discretion, may also immediately vest all or a portion of the remaining unvested Shares under any Stock Grant which is to be so determined.

   The Committee, in its discretion, may also change the number of Shares issuable upon exercise of outstanding Options (as well as the exercise price per Share under such outstanding Options) and Shares covered by outstanding Stock Grants to reflect any such corporate transaction, provided, in the case of an incentive stock option, that any such change is made in accordance with
Section 424(a) of the Code and is excluded from the definition of "modification" under Section 424(h) of the Code.

   Notwithstanding any other provisions of the Plan, the Committee, in its discretion, may accelerate, in whole or in part, the date on which Options become exercisable and/or the vesting of any Stock Grant in the event that the Committee determines that a change in control of the Company has occurred or is likely to occur.

   9. Amendment or Discontinuance of the Plan.

   The Board, from time to time, may suspend or discontinue the Plan or amend it, and the Committee may amend any outstanding Options and Stock Grants, in any respect whatsoever; provided, however, that, without the approval of the holders of at least a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of the outstanding shares of the Company is, either in person or by proxy, present and voting on the action:

       (a) The class of individuals eligible to receive Options or Stock Grants shall not be changed;

       (b) The maximum number of Shares with respect to which grants may be made under the Plan shall not be increased otherwise than as permitted under Section 8;

       (c) The limitations on the price at which Options may be granted shall not be changed; and

       (d) The duration of the Plan, as specified in Section 12, shall not be extended.

   Notwithstanding the foregoing, no such suspension, discontinuance, or amendment shall impair the rights of any holder of an outstanding Option or Stock Grant without the consent of such holder.

   10. Absence of Rights.

   The recommendation or selection of an Eligible Employee or Consultant as a recipient of an Option or a Stock Grant under the Plan shall not entitle such person to any Option or Stock Grant unless and until the grant actually has been made by appropriate action of the Committee; and any such grant is subject to the provisions of the Plan. Further, the granting of an Option or the making of a Stock Grant to a person shall not entitle that person to continued employment by the Company or its subsidiaries, and the Company shall have the absolute right, in its discretion, to retire such person in accordance with its retirement policies or otherwise to terminate his/her employment, whether or not such termination may result in a partial or total termination of his/her Option or of his/her Stock Grant.

   11. Application of Funds.

   The funds received by the Company upon the exercise of Options and otherwise under the Plan shall be used for general corporate purposes.

   12. Effective Date and Duration.

   The Plan became effective on February 7, 1993. Unless earlier terminated as provided in the Plan, the Plan shall terminate at 12:00 midnight on February 6, 2003, and no Options or Stock Grants shall be granted or made thereafter. However, termination of the Plan shall not affect any Options or Stock Grants theretofore granted or made, which Options and Stock Grants shall remain in effect in accordance with their terms and the terms of the Plan.

                                   APPENDIX

           ACCELERATED VESTING PURSUANT TO SECTION 6(C) OF THE PLAN

   Example: If a Stock Grant of 30,000 shares is made to a Grantee on February 10, 1996, to vest in three annual increments of 10,000 Shares each on February 10, 1997, 1998, and 1999, respectively, and if the Grantee, while still an employee of the Company, should die on August 10, 1997, the number of Shares vested would be 22,465, calculated as follows:

       1. The 10,000 Share increment scheduled to vest on February 10, 1997, would already have vested in full.

       2. The 10,000 Share increment scheduled to vest on February 10, 1998, would vest automatically as to 7,479 Shares (i.e., out of the total Vesting Period of 730 days with respect to such Shares, 546 days would have elapsed; 546/730 = .747945 x 10,000 Shares = 7,479 Shares).

       3. The 10,000 Share increment scheduled to vest on February 10, 1999, would vest automatically as to 4,986 Shares (i.e., out of the total Vesting Period of 1,095 days with respect to such Shares 546 days would have elapsed; 546/1,095 = .498630 x 10,000 Shares = 4,986 Shares).

                             HUNT MANUFACTURING CO.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS - APRIL 16, 1997

      The undersigned hereby appoint(s) Donald L. Thompson and William E. Chandler, or any of them, with full power of substitution, proxies to vote, as designated on the reverse side of this proxy card, all the Common Shares of Hunt Manufacturing Co. held of record by the undersigned on February 14, 1997, at the Annual Meeting of Shareholders to be held on April 16, 1997, and at any adjournments thereof.

            (Continued, and to be dated and signed, on other side)

    ----- Please mark your
A     X   votes as in this example.
    ----- example.

             AUTHORITY GRANTED
         to vote for all nominees
         (except as marked to the      AUTHORITY
              contrary below)           WITHHELD
(1) ELECTION     /  /                    /  /     Nominees: Jack Farber
    OF                                                      Gordon A. Macinnes
    DIRECTORS                                               Donald L. Thompson

If you wish to withhold authority to vote for one or more but less than all of the nominees named at right, or to cumulate your votes for any such nominee(s), so indicate on the line provided below.

---------------------------------------------------


                                                       FOR    AGAINST  ABSTAIN
(2) Approval of amendment of the 1993 Stock            /  /     /  /    /  /
    Option and Stock Grant Plan, including an increase of 1,750,000 in the number of shares authorized for issuance under Plan;

(3) Ratification of the appointment of Coopers &       /  /     /  /    /  /
    Lybrand L.L.P. as the independent accountants of the Company for fiscal 1997;

(4) and, to the extent permitted by the Rules of the Securities and Exchange Commission, upon such other matters as may properly come before the meeting and any adjournments thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no contrary direction is made, this proxy will be voted FOR the nominee listed in Item 1 at left (in equal amounts or cumulatively, as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such other person(s) as may be recommended by the Board of Directors; FOR the proposals set forth in Items 2 and 3 and in accordance with the proxies' best judgment upon other matters properly coming before the meeting and any adjournments thereof.



SIGNATURE            DATED      , 1997   SIGNATURE           DATED      , 1997
         ------------     ------                  -----------     ------
                                          (SIGNATURE IF HELD JOINTLY)

NOTE: Please date and sign exactly as your name appears herein. In case of joint holders, each should sign. If the signer is a corporation or partnership, sign in full the corporate or partnership name by an authorized officer or partner. When signing as attorney, executor, trustee, officer, partner etc. give full title.